UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ensco plc

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Ensco plc 6 Chesterfield Gardens London, W1J 5BQ Phone: +44 (0) 20 7659 4660 www.enscoplc.com (Company No. 7023598)

27 April 2014

The proxy statement for our 2014 annual general meeting sets forth our directors' remuneration policy, for consideration by shareholders at the meeting (Proposal 6).
We have consulted with shareholder representatives on the policy, and we wish to clarify the way in which the Compensation Committee will exercise (i) the right to make compensation payments and awards in excess of the normal restrictions set forth therein, and (ii) the right to make such payments and awards in connection with the recruitment of new executive directors, as follows:

•
In relation to increases to the base salary of an executive director, the Committee confirms that the only circumstances in which it will exercise its authority to exceed the percentage levels set forth in the policy are those described in the policy, namely:

◦	where the nature or scope of the executive director’s role or responsibilities increases, or

◦	in order to be competitive at the median level of peer companies.

•
The policy permits the Committee to award cash incentive payments to our executive directors under the Ensco Cash Incentive Plan (the "ECIP").  Approved by shareholders in 2010, the ECIP limits the formula-derived bonus amount payable annually to an individual participant.  The Committee has no discretion to exceed this shareholder-approved limit.

•
The policy permits the Committee to award equity to our executive directors under our Long-Term Incentive Plan (the "LTIP"). Approved by shareholders in 2012, the LTIP currently limits the value of performance units issuable annually to an individual participant, and the Committee has no discretion to exceed this shareholder-approved limit. The Committee also confirms that it expects, for the duration of the policy, that at least half of equity awards to executive directors will be in the form of performance units, at all times subject to the aforementioned limit.

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Under the policy, executive directors are eligible to earn restricted stock under the LTIP. Similar to ECIP awards and performance units, a specific limit applies to the value of restricted stock issuable annually to an executive director.

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The policy permits the Committee to pay certain benefits to executive directors, as summarized in the policy. The Committee has determined that it shall not introduce new types of benefits for executive directors for the duration of the policy, without the prior approval of shareholders, except to the extent such benefits are generally made available to other employees.

•	The policy also permits the Committee to approve compensation packages for new executive directors. The Committee confirms that the following restrictions will apply to each package:

◦	The Committee will not approve a cash sign-on bonus or "golden hello."

◦
In the event equity is awarded to a new executive director, the grant-date value would remain subject to the aforementioned limits, except in cases where additional equity is required to replace compensation surrendered at the prior employer on a like-for-like basis.

•	We regularly solicit and receive feedback from shareholders, and the Committee welcomes input on compensation matters, in particular.

J. Roderick Clark
Chair, Compensation Committee